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                                                                       EXHIBIT 5

          [Letterhead of Conyers Dill & Pearman, Hamilton, Bermuda]

                                                               April 1, 1999



Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington Plaza
Washington, DC  20549


Dear Sirs

We have acted as Bermuda counsel for Mutual Risk Management Ltd. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration
Statement") Registration No. 333-   filed with the Securities and Exchange
Commission ("Commission") by the Company under the Securities Act of 1933 of the United States relating to the registration of 1,895,947 common shares, $.01 par value each ("Common Shares"), for resale by the Selling Securityholders (as that term is defined in the Registration Statement).

For the purposes of giving this opinion, we have examined and relied upon the Registration Statement. We have also reviewed a copy of the memorandum of association and bye-laws of the Company certified as true copies thereof by the secretary of the Company, minutes of meetings of the Company's board of directors, minutes of shareholders' meetings and such other documents, and have made such inquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

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We have assumed:

(i) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

(ii) the correctness, accuracy and completeness of all factual representations made in the Registration Statement and in the other documents which we have reviewed; and

(iii) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

"Non-assessability" is not a legal concept under Bermuda law, but when we describe shares as being "non-assessable" (see paragraph 2 below) we mean with respect to the shareholders of a company, in relation to fully paid shares of a company and subject to any contrary provision in any agreement in writing between that company and any one of its shareholders holding such shares but only with respect to such shareholder, that such shareholder shall not be liable to contribute any further share capital or otherwise pay additional money to such company by virtue only of being a shareholder in such company.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is an existing limited liability exempted company under the laws of Bermuda, with corporate power and corporate authority to own, lease and operate its properties and conduct its business as described in the Registration Statement.

2. The 1,895,947 outstanding Common Shares to be sold by the Selling Securityholders pursuant to the Registration Statement are legally issued, fully paid and non-assessable, with no personal liability attaching solely by reason of the ownership thereof.

3. The statements in the Registration Statement under the caption "ENFORCEMENT OF CIVIL LIABILITIES" is based on current Bermuda law and constitutes the opinion of this Firm.
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We hereby consent to the filing of this opinion with the Commission and as an exhibit to the Registration Statement and to the reference to this Firm under the captions "ENFORCEMENT OF CIVIL LIABILITIES"and "LEGAL MATTERS".

Yours faithfully

/s/Conyers Dill & Pearman